Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the ordinary shares of Beamr Imaging Ltd. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement as of February 14, 2024.

Dated: February 14, 2024

Verizon Communications Inc.

/s/ Mary-Lee Stillwell
(Signature)

Mary-Lee Stillwell
Senior Vice President and Controller
(Name/Title)

Verizon Ventures LLC

/s/ Mary-Lee Stillwell
(Signature)

Mary-Lee Stillwell
Chief Financial Officer
(Name/Title)